Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of KULR Technology Group, Inc. (the “Company”) on Form S-8 (File No. 333-227751) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 29, 2019, with respect to our audit of the consolidated financial statements of KULR Technology Group, Inc. as of December 31, 2018 and for the year then ended, which report is included in this Annual Report on Form 10-K of KULR Technology Group, Inc. for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp

New York, NY

March 29, 2019